                                                                       EXHIBIT 8


                             FULLER, TUBB, POMEROY,
                          KIRSCHNER, BICKFORD & STOKES
                           A PROFESSIONAL CORPORATION
                                ATTORNEYS AT LAW
                         100 NORTH BROADWAY, SUITE 3300
                          OKLAHOMA CITY, OK 73102-8805


THOMAS J. KENAN                                           TELEPHONE 405-239-3300
Of Counsel                                                FACSIMILE 405-235-3352
                                                      E-MAIL kenan@ix.netcom.com

                                 March 20, 1998



Albert L. Welsh, President
Summit Environmental Corporation, Inc.
Suite 202
4334 Northwest Expressway
Oklahoma City, OK   73112

                                        Re: Spinoff and transaction merger
                                            by and among Summit
                                            Environmental Corporation, Inc.,
                                            Summit Technologies, Inc., and
                                            SuperCorp Inc.

Dear Mr. Welsh:

         In connection with the preparation and filing of a Form SB-2 Registration Statement under the Securities Act of 1933 ("the Act") to be filed by Summit Environmental Corporation, Inc. ("the Company") for the purpose of registering 500,000 shares of its Common Stock ("the Spinoff Shares"), which shares are presently owned by SuperCorp Inc., an Oklahoma corporation, and in connection with the preparation and filing of a Form S-4 Registration Statement under the Act, to be filed by the Company for the purpose of registering 5,000,000 shares of its Common Stock ("the Merger Shares"), to be available for a proposed merger with Summit Technologies, Inc., a Texas corporation ("Summit Technologies"), I have been asked to express my opinion with respect to certain U.S. federal income tax matters.

         I have examined the Form SB-2 Registration Statement, the Form S-4 Registration Statement, corporate proceedings reflected in the minutes of the Company as certified by the secretary of the Company, an agreement of merger between the Company, Summit Technologies and SuperCorp effective as of March 16, 1998, and an escrow agreement entered into on March 16, 1998, by the Company, SuperCorp, and Bank One Trust Company, NA, Oklahoma City, Oklahoma ("Bank One").





                                                                       Exhibit 8
                                                               Page 1 of 4 Pages

Albert L. Welsh, President               2                        March 20, 1998



         Based upon my examination of the above-described documents, relevant sections of the Internal Revenue Code of 1986 as amended ("the Code"), and applicable regulations thereunder, I am of the following opinion:

         1. The proposed merger between the Company and Summit Technologies will qualify as a type "A" reorganization under Section 368(a)(1) of the Code; provided, however, when consideration is given to the fact that the Company is newly organized, the step-transaction doctrine could be applied and the Company could be considered a continuation of Summit Technologies with only a change of name or place of incorporation, a type "F" reorganization. In either case, there will be no recognition of taxable gain or loss to the shareholders of Summit Technologies or to the shareholders of the Company. The Summit Technologies shareholders will have a carryover tax basis and a tacked holding period for the stock received by them in the Company. Further, Summit Technologies will not recognize any taxable gain or loss, provided its liabilities are not in excess of the tax basis of its assets.

         2. The analysis of the income tax effects of the Spinoff is somewhat different. Section 316 of the Code provides that, for purposes of the income tax provisions of the Code (except subchapter L, which concerns insurance companies), a dividend is any corporate distribution to shareholders made in the normal course of business out of earnings and profits. Section 301(c) of the Code provides that a distribution by a corporation which has no current or accumulated earnings or profits is not taxable as a dividend. Instead, the amount of the distribution must first be used to reduce the adjusted basis of a stockholder's stock and any remaining portion will be treated as capital gain in the same manner as a sale or exchange of the stock. The distributing corporation, SuperCorp, advises the undersigned that it has no current or accumulated earnings or profits. Even so, whether it will have earnings during the current tax year cannot be determined until the end of the tax year. Because SuperCorp advises the undersigned that the distribution is being made from excess capital, the amount of the distribution to each SuperCorp shareholder must first be used to reduce the adjusted basis of each shareholder's stock and, should the adjusted basis be reduced to zero, any remaining portion of the value of the distribution will be treated as capital gain in the same manner as a sale or exchange of the stock. Should SuperCorp determine later that it does have earnings in the year of the distribution, the distribution would be deemed to be a dividend to the extent of such earnings and taxed as ordinary income.





                                                                       Exhibit 8
                                                               Page 2 of 4 Pages

Albert L. Welsh, President               3                        March 20, 1998



         3. The basis of the stock in the Company to be received by the SuperCorp shareholders in the distribution is the fair market value of the property. Section 301(d) of the Code. Fair market value is determined as of the date of the distribution. Section 301(b)(3). The principal question raised by the escrow arrangement with Bank One is whether the date of the distribution occurs when the stock certificates are delivered to Bank One or, alternatively, later when Bank One delivers the stock certificates to the SuperCorp shareholders. Regulation Section 1.301-1(b) provides that a distribution made by a corporation to its shareholders is to be included in gross income of the distributees when the cash or other property is "unqualifiedly made subject to their demands." When the distribution is in property other than cash, this regulation provides that the valuation of the property is to be made on the date of distribution without regard to whether such date is the same as that on which the distribution is includable in gross income. An example is given in the regulation of a corporation's distributing a taxable dividend in property on December 31 which is received by, or unqualifiedly made subject to the demand of, its shareholders two days later on January 2. In this example, the amount to be included in the gross income of the shareholders will be the fair market value of the property on December 31, although such amount will not be includable in the gross income of the shareholders until January 2 of the next year.

                 The important fact concerning the escrow with Bank One is that the escrow is required by a regulation of the Securities and Exchange Commission. The distributees of the stock (the SuperCorp shareholders) have full voting rights over the distributed stock, the right to receive dividends, and the right in certain circumstances to transfer the stock. SuperCorp itself has no right to recall the distribution. The distributees will have the same type of constructive receipt of the stock as existed in Carnahan, 21 BTA 893
(1930) (Acq.), and the principles set forth in Reed v. Commissioner, 723 F.2d 138 (1st Cir. 1983) would apply in the same way and support the determination that the date of distribution is the date the stock certificates are delivered to Bank One pursuant to the escrow agreement.

                 Based on the above, the value of the shares of the Company will be valued at their fair market value no later than the time the certificates representing the shares of the Company are received by the escrow agent, Bank One. Because the delivery of these certificates to Bank One is to take place before the shareholders of Summit Technologies vote on the merger, and because the outcome of the merger vote is uncertain, SuperCorp and its shareholders may reasonably take the position that the value of the shares of the Company at the time of the distribution is the book value of such shares on the date of such delivery to Bank One





                                                                       Exhibit 8
                                                               Page 3 of 4 Pages

Albert L. Welsh, President               4                        March 20, 1998



without giving effect to any increase in book value that might occur should the merger be later approved and effected.

                 There is the possibility that the Internal Revenue Service might successfully argue under the step- transaction or substance-versus-form doctrines that the delivery of the certificates to Bank One should be disregarded and the stock valued only when and if the merger is approved. The concept that might be asserted by the Service would be that the transfer of stock to Bank One has no independent significance unless the merger is approved and, therefore, should be disregarded. As stated in Minnesota Tea Co. v. Helvering, 302 U.S. 609 (1938), a case in which the shareholders were obligated to pay over to creditors cash received by the shareholders, "the preliminary distribution to the stockholders was a meaningless and unnecessary step in the transmission of the fund to the creditors." However, the distribution of shares of the Company by SuperCorp to its shareholders involves a situation where such shareholders will receive something of significance from SuperCorp even if the merger is not consummated, because the management of the Company will continue to exert efforts to find a business or property for acquisition by the Company. Accordingly, it is more likely than not that the step-transaction or substance-versus-form doctrines will not be applicable. Further, these concepts are ordinarily applied only to determine the characterization of an entire transaction, not to determine the time for evaluation of property.

                 4. SuperCorp should undertake to advise its shareholders that it has no current or accumulated earnings or profits, that the amount of the distribution must first be used to reduce the adjusted basis of a shareholder's SuperCorp stock and any remaining portion is to be treated as capital gain in the same manner as a sale or exchange of the stock. SuperCorp should further advise its shareholders what it considers to be the fair market value of the stock of the Company on the date of the distribution. Finally, SuperCorp should undertake to advise its shareholders, after the end of SuperCorp's taxable year in which the distribution is made, that it had current earnings during such year, if such be the case, which would cause it to alter its earlier statement that no part of the distribution would be taxed as a dividend and as ordinary income.

                              Sincerely,

                              /s/ Thomas J. Kenan

                              Thomas J. Kenan





                                                                       Exhibit 8
                                                               Page 4 of 4 Pages